EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Capital Senior Living Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-110967) on Form S-3 of Capital Senior Living Corporation and in the related Prospectus, in the registration statement (No. 333-92045) on Form S-8 pertaining to the 1997 Omnibus Stock and Incentive Plan of Capital Senior Living Corporation and in the registration statement (No. 333-143403) on Form S-8 pertaining to the 2007 Omnibus Stock and Incentive Plan of Capital Senior Living Corporation of our report dated March 31, 2006, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of Capital Senior Living Corporation for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Capital Senior Living Corporation.

/s/  KPMG

KPMG LLP

Dallas, Texas
March 10, 2008